Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synlogic, Inc.

We consent to the use of our report dated March 12, 2019, with respect to the consolidated balance sheets of Synlogic, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, contingently redeemable preferred equity and stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated by reference herein.

/s/ KPMG LLP

Cambridge, Massachusetts

March 12, 2019